AMERIGROUP Corporation
2005 Executive Deferred Compensation Plan

(Amended and Restated as of May 15, 2010)

Table of Contents

Page

ARTICLE 1 - Definitions
1.1 1.2 1.3 1.4 1.5 1.6 1.7 1.8 1.9 1.10 1.11 1.12 1.13 1.14 1.15 1.16 1.17 1.18 1.19 1.20 1.21 1.22 1.23 1.24 1.25 1.26 1.27
Annual Deferral
Beneficiary
Change of Control
Code
Company
Compensation
Continuous Service
Crediting Rate
Deferral Account
Deferral Commitment
Deferral Contribution Period
Deferral Contribution Period Benefit
Deferral Election Form
Deferred Compensation Committee
Disability
Effective Date
Eligible Employee
Employer
Exchange Act
ERISA
Participant
Plan
Person
Plan Year
Separation from Service
Unforeseeable Emergency
Valuation Date

ARTICLE 2 - Participation
2.1 2.2	Deferral Election Form Continuation of Participation

ARTICLE 3 - Deferral Commitments
3.1 3.2	Minimum Deferral Commitment Maximum Deferral Commitment

ARTICLE 4 - Deferral Accounts
4.1 4.2 4.3 4.4	Deferral Accounts Statements of Account Vesting of Deferral Accounts Determining Balance of Deferral Account for Article 5 Payments

ARTICLE 5 - Payment of Benefits
5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8
Election of Time and Form of Payment
Separation from Service Benefits
Time and Form for Payment of Separation from Service Benefits
In-Service Distributions
Certain Lump Sum Payments
Change of Control
Small Benefit Exception
Unforeseeable Emergency Distributions

ARTICLE 6 - Death Benefits
ARTICLE 7 — Disability
ARTICLE 8 - Conditions Related to Benefits
8.1 8.2 8.3 8.4	Nonassignability No Right to Employer Assets Protective Provisions Withholding

ARTICLE 9 - Administration of the Plan
9.1 9.2	Plan Administrator Claims Procedure

ARTICLE 10 - Beneficiary Designation
10.1 10.2 10.3	Beneficiary Designation New Beneficiary Designation Failure to Designate Beneficiary

ARTICLE 11 - Amendment and Termination of the Plan
11.1 11.2	Amendment of the Plan Termination of the Plan

ARTICLE 12 - Miscellaneous
12.1 12.2 12.3 12.4 12.5 12.6 12.7 12.8 12.9 12.10	Successors of the Employer ERISA Plan Compliance with Section 409A of the Code Employment Not Guaranteed Gender, Singular and Plural Captions Validity Waiver of Breach Applicable Law Notice

AMERIGROUP Corporation
Amended and Restated 2005 Executive Deferred Compensation Plan

Amended and Restated as of May 15, 2010

AMERIGROUP Corporation, a Delaware corporation (the “Company”) hereby establishes the Amended and Restated 2005 Executive Deferred Compensation Plan (the “Plan”), effective as of January 1, 2005 and amended and restated as of May 15, 2010, to enable Participants covered under the Plan to enhance their retirement security by permitting them to enter into agreements with their Employer to defer compensation and receive benefits at Separation from Service, and such other times as are otherwise provided under the Plan.

ARTICLE 1 — Definitions

1.1	Annual Deferral: shall mean the amount of Compensation which the Participant elects to defer under the Deferral Commitment pursuant to Article 3 of the Plan.

1.2	Beneficiary: shall mean the person or persons or entity designated as such in accordance with Article 9 of the Plan.

1.3	Change of Control: shall mean the first to occur of any one of the events set forth in the following paragraphs (provided, in respect of each amount that is subject to Section 409A of the Code, such event also constitutes, within the meaning of Section 409A(a)(2)(A)(v) of the Code, (x) a change in the ownership of the Company, (y) a change in the effective control of the Company, or (z) a change in the ownership of a substantial portion of the Company’s assets):

(i) any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 25% or more of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii);

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date of the Plan, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date of the Plan or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least a majority of the board of directors of which comprises individuals who were directors of the Company immediately prior to such sale or disposition.

1.4	Code: shall mean the Internal Revenue Code of 1986, as amended.

1.5	Company: shall mean AMERIGROUP Corporation and any successor(s) in interest.

1.6	Compensation: shall mean a Participant’s salary and annual cash incentive bonuses, before reductions pursuant to this Plan or any other Employer-sponsored plan (such as a Code Section 401(k) or 125 plan), for services as an Eligible Employee during a Deferral Computation Period.

1.7	Continuous Service: shall mean the uninterrupted continuous employment of a Participant with the Employer during the period from the Participant’s last date of hire by the Employer.

1.8	Crediting Rate: shall mean certain investment alternatives designated by the Deferred Compensation Committee from time to time for determining adjustments of amounts credited to the Deferral Accounts of Participants. The Deferred Compensation Committee, in its sole discretion, will establish administrative rules for applying the Crediting Rate.

1.9	Deferral Account: shall mean the bookkeeping device used by the Company to measure and determine the amounts to be paid to a Participant under the Plan.

1.10	Deferral Commitment: shall mean a commitment made by a Participant to defer compensation during a Deferral Contribution Period pursuant to Articles 2 and 3 of the Plan for which a Deferral Election Form has been submitted by the Participant.

1.11	Deferral Contribution Period: shall mean the period of one (1) Plan Year over which the Participant has elected to defer Compensation pursuant to Article 3 of the Plan.

1.12	Deferral Contribution Period Benefit: shall mean the portion of a Participant’s Deferral Account attributable to his Annual Deferrals during a Deferral Contribution Period.

1.13	Deferral Election Form: shall mean a written agreement (or an agreement accomplished on-line/electronically, as permitted from time to time by the Deferred Compensation Committee) between the Employer and the Participant, entered into pursuant to paragraph 2.1 of the Plan, by which the Participant elects to participate in the Plan and make a Deferral Commitment.

1.14	Deferred Compensation Committee: shall mean Management’s Benefits and Compensation Committee, appointed by the Company to administer the Plan pursuant to Article 9 of the Plan.

1.15	Disability: shall mean a physical or mental condition that prevents a Participant from performing his or her normal duties of employment. If a Participant makes application for or is otherwise eligible for disability benefits under a short-term disability program sponsored by his Employer and qualifies for such benefits, the Participant shall be presumed to qualify as disabled under the Plan. In the event that a Participant is not covered by an Employer-sponsored short-term disability program, a Participant shall be presumed to be disabled if the Deferred Compensation Committee so determines upon review of one or more medical opinions acceptable to the Deferred Compensation Committee.

1.16	Effective Date: shall mean January 1, 2005.

1.17	Eligible Employee: shall mean any of the senior management of the Employer designated by the Deferred Compensation Committee to be eligible to participate in the Plan, (a) for the 2005 Plan Year, who are at the Associate Vice President level and above, (b) for Plan Years after 2005 (i) who were Participants on January 1, 2005 with Deferral Commitments in effect for the 2005 Deferral Contribution Period, (ii) who are at the Vice President level and above, or (iii) who are otherwise considered by the Company to be a select member of management or a highly compensated employee; and (c) in all cases, who have completed three (3) months of benefits-eligible Continuous Service.

1.18	Employer: shall mean the Company and any of its subsidiaries or divisions allowed by the Company to participate in the Plan.

1.19	Exchange Act: shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.20	ERISA: shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.21	Participant: shall mean an Eligible Employee who is participating in the Plan as provided in Article 2, or a former Eligible Employee for whom a Deferral Account is being maintained under the Plan.

1.22	Plan: shall mean this 2005 Executive Deferred Compensation Plan as set forth in this document and as the same may be amended, supplemented and/or restated from time to time and any successor plan.

1.23	Person: shall have the meaning given in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.24	Plan Year: shall mean the 12-month period from January 1 through December 31.

1.25	Separation from Service: shall mean “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

1.26	Unforeseeable Emergency: shall mean an unforeseeable emergency (within the meaning of Section 409(A)(a)(2)(B)(ii)(I) of the Code), that is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Section 152(a) of the Code); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant.

1.27	Valuation Date: shall mean (a) in the case of distributions pursuant to paragraphs 5.3 and 5.5 of the Plan, the last day of the calendar month, except that in the case of installment payments after the initial installment payment under paragraph 5.3(b), the Valuation Date shall be each anniversary of the Valuation Date that is applicable to the initial installment; (b) in the case of distributions pursuant to paragraph 5.4 of the Plan, December 31 of each Plan Year; (c) in the case of distributions pursuant to paragraph 5.6 or 5.8 of the Plan, the last day of each calendar month; (d) in the case of distributions pursuant to Article 6 of the Plan, the last day of each calendar quarter; and (e) such other dates as the Deferred Compensation Committee may determine in its discretion for the valuation of a Participant’s Deferral Account, but only to the extent that such discretion does not change the scheduled form or time of any payment otherwise provided for in Article 5 based upon the Valuation Date described in (a), (b), (c) and (d) above.

ARTICLE 2 — Participation

2.1	Deferral Election Form. Any Eligible Employee may elect to participate in the Plan and to make a Deferral Commitment by submitting a Deferral Election Form to the Deferred Compensation Committee by the deadline established by it that is (a) prior to the beginning of the 2005 Deferral Contribution Period, and (b) prior to July 1 immediately preceding any later Deferral Contribution Period with respect to Compensation that will be both earned and payable during the Deferral Contribution Period as base salary, and/or with respect to Compensation that will be payable during the Deferral Contribution Period as a bonus under the Company’s annual cash incentive bonus plan. Except as otherwise provided in this Plan, the Participant’s Deferral Commitment shall be irrevocable.

Notwithstanding the foregoing, with respect to deferral of base salary only, which will be earned on or after January 1, 2011, the Deferral Election Form must be submitted to the Deferred Compensation Committee no later than November of the calendar year prior to the applicable Deferral Contribution Period. As an example, Eligible Employees who wish to defer base salary which they will earn in 2011, must submit the appropriate Deferral Election Form no later than November 30, 2010. The annual cash incentive bonus deferral election continues unchanged, as stated above in the first paragraph of this Section 2.1.

2.2	Continuation of Participation. A Participant who has elected to participate in the Plan by making a Deferral Commitment shall continue as a Participant in the Plan for purposes of such Deferral Commitment until the balance of the Participant’s Deferral Account is paid to him pursuant to the Plan. A Participant shall not be eligible to make a new Deferral Commitment unless the Participant is an Eligible Employee with respect to the Plan Year for which the election is made.

ARTICLE 3 — Deferral Commitments

3.1	Minimum Deferral Commitment. The Participant may elect to defer either a percent of Compensation or a dollar amount of Compensation for any one Plan Year, as specified and irrevocable on the Deferral Election Form which is applicable for each Deferral Contribution Period.

3.2	Maximum Deferral Commitment. The Deferred Compensation Committee, in its sole discretion, may establish maximum and minimum Deferral Commitment limits for the purpose of controlling the Employer’s financial obligations under the Plan or for any other reason deemed necessary or desirable.

ARTICLE 4 — Deferral Accounts

4.1	Deferral Accounts. A Deferral Account shall be established for each Participant. The Deferral Account shall be credited with the applicable portion of the Annual Deferral as of the approximate date such amounts would otherwise have been paid to the Participant. Deferral Accounts shall, except as otherwise provided in the Plan, be adjusted for investment experience according to the Crediting Rate, as in effect from time to time, until all benefits attributable to the Participant’s Deferral Account have been paid. Notwithstanding anything in this paragraph to the contrary, the Deferred Compensation Committee may, in its sole discretion, establish administrative rules for the purpose of crediting and adjusting Deferral Accounts.

4.2	Statements of Account. The Deferred Compensation Committee shall provide periodically (but no less frequently than annually) to each Participant a statement setting forth the balance of the Deferral Account maintained for such Participant. Alternatively, the Deferred Compensation Committee may provide Account information through on-line/electronic means, as communicated to Participants.

4.3	Vesting of Deferral Accounts. Each Participant shall be one hundred percent (100%) vested at all times in the adjusted balance of the Participant’s Deferral Account.

4.4	Determining Balance of Deferral Account for Article 5 Payments. For purposes of the payment of benefits attributable to a Participant’s Deferral Account pursuant to Article 5, the balance of the Participant’s Deferral Account shall be determined as of the Valuation Date immediately preceding the date of payment.

ARTICLE 5 — Payment of Benefits

5.1	Election of Time and Form of Payment. Except as provided in paragraph 5.7 of the Plan with respect to small benefit cashouts, paragraph 5.8 of the Plan with respect to Unforeseeable Emergency distributions, and in Article 6 of the Plan with respect to death benefits, a Participant’s Deferral Contribution Period Benefit shall be paid to the Participant as specified in the Participant’s Deferral Election Form relating to the applicable Deferral Contribution Period.

5.2	Separation from Service Benefits. A Participant may elect to be paid his Deferral Contribution Period Benefit upon Separation from Service as provided in paragraph 5.3 of the Plan. Any such election shall be irrevocable, except to the extent of a valid Subsequent Deferral Election, as described in Section 5.9.

5.3	Time and Form for Payment of Separation from Service Benefits. The available times and forms of payment after Separation from Service are as follows:

(a)	Lump Sum. A lump sum payment. The payment shall be made within sixty (60) days after the Valuation Date coincident with or next following the date that is six (6) months after the date of the Participant’s Separation from Service.

(b)	Installment Payments. Annual installment payments in substantially equal amounts over a period of 5, 10 or 15 years, as elected by the Participant. The initial installment payment shall be made within sixty (60) days after the Valuation Date coincident with or next following the date that is six (6) months after the date of the Participant’s Separation from Service. Each subsequent payment shall be made on the anniversary date of the initial payment. Until all installments are paid, the unpaid balance of the Deferral Contribution Period Benefit shall be adjusted for investment experience according to the Crediting Rate in effect from time to time. The Deferred Compensation Committee, in its sole discretion, may establish rules for making payments and adjusting the unpaid Deferral Account balance for investment experience.

5.4	In-Service Distributions. A Participant may elect to receive a lump sum payment of his Deferral Contribution Period Benefit, which shall be made during (and not earlier than) January of a chosen year that is at least five (5) years after the end of the Deferral Contribution Period in which the contribution was made. Any such election shall be irrevocable, except to the extent of a valid Subsequent Deferral Election, as described in Section 5.9.

5.5	Certain Lump Sum Payments. In the event of (a) a Participant’s Separation from Service with the Employer prior to the date elected for an in-service distribution pursuant to paragraph 5.4 of the Plan, and/or (b) the Separation from Service with the Employer of a Participant who has not elected the time and form of payment for a Deferral Contribution Period Benefit, the Employer shall pay to the Participant the related Deferral Contribution Period Benefit(s) in the form of a lump sum payment. The payment shall be made within sixty (60) days after the Valuation Date coincident with or next following the date that is six (6) months after the date of the Separation from Service.

5.6	Change of Control. In the event a Change of Control occurs, the Employer shall pay to all Participants with Deferral Accounts under the Plan the related Deferral Contribution Period Benefit(s) in the form of a lump sum payment. The payment shall be made within sixty (60) days after the Valuation Date coincident with or next following the twelve-month anniversary of the date on which the Change of Control occurs.

5.7	Small Benefit Exception. Notwithstanding any of the foregoing, in the event the sum of all benefits payable to the Participant under the Plan (and other similar deferred compensation plans) is less than or equal to the amount specified in Section 402(g)(1)(B) of the Code, as adjusted from time to time (for 2010, the amount is equal to $16,500), the Employer shall pay such benefits in a single lump sum payment on the date such benefits first become payable in accordance with the timing requirements of Section 5.3(a) (subject to the requirements of Treas. Reg. Section 1.409A-3(j)(4)(v)).

5.8	Unforeseeable Emergency Distributions. At the sole discretion of the Deferred Compensation Committee, in the case of a Participant who incurs an Unforeseeable Emergency, the Deferred Compensation Committee may direct the Employer to pay all or a portion of the Participant’s benefits attributable to his Deferral Account to or on behalf of the Participant to alleviate the Unforeseeable Emergency. In no event, however, shall the amount of the payment exceed the amounts necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of the assets would not itself cause severe financial hardship). In the event that a payment is made to a Participant on account of Unforeseeable Emergency pursuant to this paragraph 0, the Participant’s Annual Deferrals under the Plan shall be suspended for the remainder of the Deferral Contribution Period in which the Participant received the payment on account of Unforeseeable Emergency.

5.9	Subsequent Deferral Elections. In the case of a Separation from Service Distribution (other than a distribution described in Section 5.7 of the Plan) or an In-Service Distribution, a Participant may elect to defer distribution (or change the form of distribution in the case of a Separation from Service Distribution) in accordance with the following Code Section 409A requirements:

a. The subsequent deferral election may not take effect until at least 12 months after the date on which such subsequent deferral election is made;

b. the payment with respect to which such subsequent deferral election is made may be deferred for a period of not less than five years from the date such payment would otherwise have been made (or in the case of installment payments (treated herein as a single payment) five years from the date the first amount was scheduled to be paid); and

c. for a scheduled In-Service Distribution, the subsequent deferral election must be made not less than 12 months before the date the original payment is scheduled to be paid.

Notwithstanding the foregoing, only one subsequent deferral election shall be available with respect to each Deferral Contribution Period Benefit. A subsequent deferral election shall be effected by a Participant by executing and delivering to the Deferred Compensation Committee an approved subsequent deferral election form (as prepared by the Committee and in the method prescribed by the Committee from time to time), no later than 12 full calendar months prior to the proposed effective date of any change in form and/or time of payment and must meet the applicable requirements of Code Section 409A described above, in order to become effective.

ARTICLE 6 — Death Benefits

If a Participant dies prior to receiving payment of the entire balance of his Deferral Account, the Employer shall pay the balance of the Participant’s Deferral Account to the Participant’s Beneficiary in a lump sum within ninety (90) days after the end of the calendar quarter in which the death of the Participant occurs.

ARTICLE 7 — Disability

If a Participant is determined to have a Disability, the Participant shall, effective as of the date such Participant is no longer paid his Compensation by the Employer, cease deferrals under the Plan. The Participant’s Deferral Account shall continue to be credited with interest at the Crediting Rate until such time as the Participant’s benefits under the Plan are distributed in accordance with the Participant’s election or as otherwise provided for in the Plan. If the Participant recovers from the Disability and resumes active employment during the Deferral Contribution Period in which the Disability occurred, the Participant’s deferrals under the Plan shall resume in accordance with the Participant’s Deferral Commitment regarding any Compensation which is earned or payable subsequent to the Disability.

ARTICLE 8 — Conditions Related to Benefits

8.1	Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. No Participant or Beneficiary may borrow from or against the Participant’s Deferral Account. These benefits shall be exempt from the claims of creditors or other claimants of any Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions against any Participant or Beneficiary to the fullest extent allowed by law.

8.2	No Right to Employer Assets. The benefits paid under the Plan shall be paid from the general funds of the Employer, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. A Participant’s Annual Deferrals, as adjusted pursuant to the Crediting Rates, shall remain solely the property of the Company, subject to the claims of the Company’s general creditors, until distributed to the Participant or the Participant’s Beneficiary in accordance with the terms of the Plan.

8.3	Protective Provisions. The Participant shall cooperate with the Employer by furnishing any and all information requested by the Deferred Compensation Committee in order to facilitate the payment of benefits hereunder and by taking such physical examinations and other actions as the Deferred Compensation Committee may deem necessary and request in connection with the administration of the Plan. If the Participant refuses to cooperate or makes any material misstatement or nondisclosure of information, then no benefits will be payable hereunder to such Participant or his Beneficiary.

8.4	Withholding. The Participant or the Beneficiary shall make appropriate arrangements with the Employer for satisfaction of any federal, state or local income tax withholding requirements applicable to the payment of benefits under the Plan. If no such arrangements are made, the Employer may provide, at its discretion, for such withholding and tax payments as may be required.

ARTICLE 9 — Administration of the Plan

9.1	Plan Administrator. The Deferred Compensation Committee shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms. The Deferred Compensation Committee shall determine in its sole discretion those who are eligible to participate in the Plan and shall have the right to set guidelines for participation under the Plan including, but not limited to, the type, manner and level of Deferral Commitments. The Deferred Compensation Committee shall further establish, adopt or revise such other rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Deferred Compensation Committee shall be final and binding. The individuals serving on the Deferred Compensation Committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance, arising out of any action taken by any member of the Deferred Compensation Committee with respect to the Plan, unless such liability arises from the individual’s own gross negligence or willful misconduct.

9.2	Claims Procedure. No lawsuit relating to a claim for benefits under the Plan may be filed by any Participant, Beneficiary or representative thereof, unless and until in accordance with the following process, the claimant has duly filed a claim, has also duly filed a request for review of the determination of the claim and has also received an adverse determination on review. A Participant, or if applicable, his Beneficiary, or a duly authorized representative thereof may make a claim for benefits by filing a claim with the Deferred Compensation Committee on the form made available for that purpose. The Deferred Compensation Committee shall make the initial determination as to any claim under the Plan and give the claimant notice thereof within ninety (90) days after receipt of the claim; provided, however, that if special circumstances require an extension of time for processing the claim, the time for the initial determination may be extended up to an additional ninety (90) days by the Deferred Compensation Committee. Written notice of any extension shall be furnished to the claimant prior to the commencement of the extension, indicating the special circumstances requiring the extension and the date by which the Deferred Compensation Committee expects to render the final decision. If the Deferred Compensation Committee wholly or partially denies the claim, the notice shall include, in a manner calculated to be understood by the claimant, the following:

(a)	The specific reason for the denial;

(b)	Specific reference to pertinent provisions of the Plan on which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; and

(d)	Information as to the steps to be taken if the claimant wishes to submit his or her claim for review, including the time limits therefor, and a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, following an adverse benefit determination on review.

Within sixty (60) days after notification that a claim is wholly or partially denied, the claimant may file with the Deferred Compensation Committee a written request for review of the decision. The Deferred Compensation Committee shall provide the claimant requesting review reasonable access to review or, upon the claimant’s request and free of charge, provide the claimant copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and the opportunity to submit written comments, documents and other information relating to the claim for benefits, which need not be limited to information submitted or considered in the initial determination. The claimant shall be entitled to have a representative participate in all such review proceedings. The review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim. Within sixty (60) days after receipt of a request for review, the Deferred Compensation Committee shall make a final determination and give notice to the claimant of its decision, which shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, specific references to the pertinent provisions of the Plan on which the decision is based, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The notice to the claimant of the decision shall also include a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. Notwithstanding the preceding two (2) sentences, however, if special circumstances require an extension of time for processing a request for review, the Deferred Compensation Committee shall, upon furnishing written notice of the extension to the claimant prior to the commencement of the extension, have the right to extend the time for rendering a final determination and providing notice to the claimant of its decision for up to one hundred and twenty (120) days after the receipt of a request for review. Any such extension notice shall indicate the special circumstances requiring an extension and the date by which the Deferred Compensation Committee expects to render the determination on review.

ARTICLE 10 — Beneficiary Designation

10.1	Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as a Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing and delivered to the Deferred Compensation Committee during the Participant’s lifetime on a form prescribed by the Deferred Compensation Committee.

10.2	New Beneficiary Designation. The Participant shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Deferred Compensation Committee, and no notice to any Beneficiary nor consent by any Beneficiary shall be required to effect any such change or revocation.

10.3	Failure to Designate Beneficiary. If a Participant fails to designate a Beneficiary before his death, or if no designated Beneficiary survives the Participant, the Deferred Compensation Committee shall direct the Employer to pay the balance of the Participant’s Deferral Account in a lump sum to the Participant’s surviving spouse, if any, or if there is no surviving spouse, then to the estate of the Participant; provided, however, in the event payment is to be made to the Participant’s estate, if no executor or administrator shall have been appointed, and actual notice of the death was given to the Deferred Compensation Committee within sixty (60) days after the Participant’s death, and if his Account balance does not exceed ten thousand dollars ($10,000), the Deferred Compensation Committee may direct the Employer to pay the Deferral Account balance to such person or persons as the Deferred Compensation Committee determines may be entitled to it, and the Deferred Compensation Committee may require such proof of right and/or identity of such person or persons as the Deferred Compensation Committee may deem appropriate and necessary.

ARTICLE 11 — Amendment and Termination of the Plan

11.1	Amendment of the Plan. The Company may at any time amend the Plan in whole or in part, prospectively or retroactively; provided however, that such amendment (i) shall not decrease the vested balance of any Participant’s Deferral Account at the time of such amendment and (ii) shall not retroactively change the applicable Crediting Rates of the Plan that were in effect prior to the time of such amendment. The Company or Deferred Compensation Committee may amend the Crediting Rates of the Plan prospectively and in that event shall notify the Participants of such amendment in writing within thirty (30) days of such amendment.

11.2	Termination of the Plan. The Company may at any time terminate the Plan as to all or any group of Participants provided, however, that no payments under the Plan shall be made to the Participants after any such termination unless and until payment is permissible under Section 409A of the Code.

ARTICLE 12 — Miscellaneous

12.1	Successors of the Employer. The rights and obligations of the Employer under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Employer.

12.2	ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA and therefore to be exempt from Parts 2, 3, and 4 of Title I of ERISA, and the Plan shall be construed and administered in accordance with this intention.

12.3	Compliance with Section 409A of the Code. The intent of the Company is that payments and benefits under this Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith.

12.4	Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Employer.

12.5	Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine or feminine, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.6	Captions. The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.7	Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

12.8	Waiver of Breach. The waiver by the Employer of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

12.9	Applicable Law. The Plan shall be governed and construed in accordance with the laws of the Commonwealth of Virginia except where the laws of the Commonwealth of Virginia are preempted by ERISA.

12.10	Notice. Any notice or filing required or permitted to be given to the Employer under the Plan shall be sufficient if in writing or hand-delivered, or sent by registered or certified mail, return receipt requested, to the principal office of the Company, directed to the attention of the Deferred Compensation Committee. Such notice shall be deemed given as of the date of delivery, or if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed effective as of the 15th day of May, 2010.

AMERIGROUP Corporation

By:
Title:

Date: